EXHIBIT 99.1








Contact:   Capital Cities/ABC Inc.            The Walt Disney Company
           -----------------------            -----------------------
           Patricia J. Matson, Media          John Dreyer, Media
           212-456-7325                       818-560-5300
           Julie Hoover, Media                Tom Deegan, Media
           212-456-6641                       818-560-1572
           Joseph M. Fitzgerald, Investors    Winifred Markus Webb, Investors
           212-456-7008                       818-560-5758

                                                      For Immediate Release
                                                      ---------------------


              DISNEY, CAPITAL CITIES/ABC AGREE TO MERGE

          --$19 Billion Transaction Will Enhance Shareholder
           Values By Creating World's Leading Entertainment
                     And Communications Company--


BURBANK, CA, AND NEW YORK, JULY 31,1995--The Walt Disney Company (NYSE: DIS) and Capital Cities/ABC Inc. (NYSE: CCB), two of the world's leading entertainment and media companies, today announced that they have agreed to merge. The combined enterprise will have a unique ability in creating, packaging and delivering entertainment, news, and sports--all of which will generate significant new opportunities for domestic and international growth.

Under terms of the agreement, which has been approved by the Board of Directors of each company, Capital Cities/ABC shareholders will have the right to receive one share of Disney common stock and $65 in cash for each of their shares. At current share prices, the value of the transaction is approximately $19 billion.

In a joint statement, Michael D. Eisner and Thomas S. Murphy, chairman and chief executive officer of Disney and Capital Cities/ABC, respectively, said: "The combined company will become a vital and dynamic force in the entertainment and media business, reaching family audiences worldwide and providing them with unparalleled news, information and entertainment both inside and outside the home.

"Disney and Capital Cities/ABC have created some of the most recognized and respected brands in the world. The merger will create tremendous value for the shareholders of each company by taking full advantage of the complementary strengths of each organization. The combined enterprise will be better equipped to






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grow, to provide valuable services for our viewers, listeners, readers, sports fans and vacationers, and to capture the imagination of future generations."

As a result of the merger, Capital Cities/ABC Inc. will become a wholly-owned subsidiary of Disney. The combined enterprise, which will be known as The Walt Disney Company, will be led by Mr. Eisner, who will continue as chairman and CEO. Mr. Murphy, chairman and CEO of Capital Cities/ABC, will relinquish his current titles on the effective date of the merger and join Disney's Board of Directors. Robert A. Iger will continue in his role as president of Capital Cities/ABC. The companies had combined annual revenues in 1994 of approximately $16.5 billion.

"This transaction is a once-in-a-lifetime opportunity to create an outstanding entertainment and media company," Mr. Eisner said. "The merger positions us for substantial growth worldwide and puts us in a strong competitive position in an industry which, by this transaction, we are helping to define. The Walt Disney Company will now have more global outlets to provide the highest quality entertainment, news and sports programming."

"We sought a merger with Capital Cities/ABC in particular because of our tremendous respect for the management team Tom Murphy has assembled and the outstanding collection of broadcasting and publishing assets they have built," Mr. Eisner said.

Mr. Murphy said, "This is a terrific opportunity for our shareholders and employees and will result in a world-class organization dedicated to providing the finest in information, entertainment and news. The dynamism of Disney, under the leadership of Michael Eisner, combined with the experience and energy of our operations under Bob Iger, makes this the most exciting new business venture in many years."

Mr. Iger said, "I have always had tremendous respect for The Walt Disney Company and its excellent management. Our assets and reach can help increase the scope of what is already a world-wide enterprise; but it will be our enthusiasm and spirit, added to theirs, that will give this combination a special dimension. I am very excited to be a part of this new venture and to have the opportunity to help build a unique force in international media."

Under terms of the merger, any shareholder of Capital Cities/ABC can elect to receive proportionally more cash or common stock than provided for in the exchange ratio, subject to proration if either the stock or cash portion is oversubscribed, and subject



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to the option of Disney to increase the cash portion if requested by
Capital Cities/ABC shareholders.

The transaction, which is subject to regulatory review and approval of the shareholders of each company, is expected to be completed by early 1996. The companies noted that because their businesses are complementary, they do not expect staff reductions as a result of the combination.

The Walt Disney Company is a worldwide leader in motion pictures and television production, theme parks and consumer products. Its film division, led by the success of animated titles like Pocahontas, The Lion King, and Aladdin, has been either first or second at the domestic theatrical box office over the past five years.

In television, Disney offers more than 58 hours a week of network and syndicated shows in the U.S. Two of its top network shows, Home
Improvement and Ellen, run on the ABC network. Disney will establish a new record with the launch of 9 new shows in syndication during the 1995 season. In addition, Disney's international television programming is seen by audiences on every continent.

The Disney Channel, with 14 million U.S. subscribers, is currently extending its reach overseas. It made its foreign debut in Taiwan this spring and will debut in the U.K. this fall. Disney recently launched Super RTL as a joint-venture channel in Germany with a significant amount of Disney programming.

In addition to its film and television activities, Disney owns and operates theme parks in California (Disneyland) and Florida (Walt Disney World). The company also receives royalties from Tokyo Disneyland and owns 39% of Disneyland Paris. Disney also licenses its characters to manufacturers worldwide, operates 400 Disney Stores around the world, and publishes books, magazines and music.

In addition to the ABC Television Network, which consists of 225 affiliated stations reaching 99.9 percent of the nation's television households, Capital Cities/ABC owns and operates 8 television stations, with plans to purchase two others in August, reaching about 25 percent of the U.S. market.

Capital Cities/ABC also has a significant and rapidly expanding international operation--one of the most aggressive of any U.S. media company. These holdings include significant equity interests in Tele-Munchen and RTL2, Munich; Scandinavian




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Broadcasting Systems, Luxembourg; Hamster Productions and Eurosport,
Paris; and The Japan Sports Channel, Tokyo.

Capital Cities/ABC also owns:

o 80 percent of ESPN, Inc., which includes ESPN, its U.S. flagship sports channel which reaches 67 million households and, through its international program services, over 100 million households overseas; as well as ESPN2, serving 22 million households;

o 21 radio stations and radio networks serving more than 3,400 radio stations;

o    50 percent of Lifetime Television, serving 58 million U.S.
     households;

o 37.5 percent of A&E Television Networks, reaching 56 million domestic households;

o a large publishing group, with 7 daily newspapers, weekly newspapers and shopping guides, various specialty and business periodicals and books; and

o a multimedia group which develops and manages business opportunities in new and emerging media technologies.